UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 28, 2024

MEDPACE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37856	32-0434904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5375 Medpace Way

Cincinnati, Ohio 45227

(Address of Principal Executive Offices, and Zip Code)

(513) 579-9911

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	MEDP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2024, Ashley M. Keating, a member of the Board of Directors (the “Board”) of Medpace Holdings, Inc. (the “Company”) notified the Company of her resignation, effective as of June 30, 2024. Ms. Keating’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

The Board of the Company following a recommendation from the independent directors of the Board, unanimously approved that Dr. Dani S. Zander be elected to fill the Class III director vacancy on the Board of the Company, effective July 1, 2024, and that Dr. Zander shall hold such position as a Class III director until the 2025 Annual Meeting of Stockholders and until her successor is duly elected and qualified or until her earlier death, resignation or removal. Dr. Zander was also appointed to the Nominating and Governance Committee by the Board, effective July 1, 2024.

Dr. Zander is the MacKenzie Chair of the Department of Pathology and Laboratory Medicine at the University of Cincinnati, and Chief of Pathology and Laboratory Medicine for UC Health. She previously served as Chair of the Department of Pathology at Penn State and held other faculty and leadership positions at the University of Texas Health Science Center at Houston and the University of Florida College of Medicine.

Dr. Zander is a practicing lung pathologist and cytopathologist with research focused primarily on lung cancer and lung transplantation. She has been an editor of four pulmonary pathology and molecular pathology books, with a fifth book in press. She has served as the elected president of four pathology societies and she is currently the immediate past president of the Association of Pathology Chairs (APC), recently renamed as the Association for Academic Pathology (AAPath). She has published numerous papers, served on DOD and NIH study sections, and was elected chair of the DOD’s Lung Cancer Research Program’s Programmatic Panel. She has also held multiple editorial positions including that of Associate Editor of the American Journal of Pathology.

Leadership education and training, especially for academic pathologists, has been a passion for Dr. Zander throughout her career. She led the design and launch of the first Pathology Leadership Academy of the APC in 2016. Dr. Zander has also served as a mentor for faculty, residents and medical students and has been recognized with several teaching awards.

Dr. Zander received her Bachelor of Arts degree in chemistry from New York University and Doctor of Medicine from the University of Florida.

Dr. Zander will participate in the Company’s standard compensation program for non-employee directors. On July 1, 2024, Dr. Zander was granted an equity award in the form of an option to purchase 824 shares of the Company’s common stock with an exercise price equal to the closing price per share of the Company’s common stock on July 1, 2024, and a term of seven years. The Company has entered into the Company’s standard indemnification agreement for directors and officers with Dr. Zander.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPACE HOLDINGS, INC.

Date: July 3, 2024	By:	/s/ Stephen P. Ewald
	Name:	Stephen P. Ewald
	Title:	General Counsel and Corporate Secretary